August 20, 2018

Tele2 AB (publ)
Skeppsbron 18
PO Box 2094
SE-111 30
Stockholm, Sweden

Re: Combination of Tele2 AB and Com Hem Holding AB through a statutory merger

We are acting as Swedish tax counsel to Tele2 AB (publ), a public limited liability company organized under the laws of the Kingdom of Sweden (“Tele2”) in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Tele2 B Shares to be delivered to the shareholders of Com Hem Holding AB (publ), a public limited liability company organized under the laws of the Kingdom of Sweden (“Com Hem”), pursuant to a merger agreement dated January 9, 2018 between Tele2 and Com Hem (the “Merger Agreement”) and a merger plan dated January 9, 2018 between Tele2 and Com Hem (the “Merger Plan”). Any defined term used and not defined herein has the meaning given to it in the prospectus included in the Registration Statement (the “Prospectus”).

For purposes of the opinion set forth below, we have, with the consent of Tele2, relied upon the accuracy of the description of the transactions contained in the Registration Statement, Merger Agreement, Merger Plan, and Prospectus, and all of the other agreements and documents related to and delivered in connection with the proposed merger, and such other documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.

Our opinion is based on the provisions of the Swedish Income Tax Act (SFS 1999:1229), as amended, the published administrative positions of the Swedish tax authorities contained in rulings and procedures, and court decisions, in each case as in effect on the date of this opinion. All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. In addition, our opinion is not binding on the Swedish tax authorities or the courts. Accordingly, there is no assurance that the Swedish tax authorities will not assert a contrary position or that a court would not agree with such a contrary position.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the description of the Swedish income tax consequences of the merger set forth in the Registration Statement under the heading “Material Swedish Tax Considerations” insofar as such description purports to summarize the Swedish income tax matters referred to therein, fairly summarizes in all material respects the legal matters referred to therein.

We express no opinion as to the law of any jurisdiction other than the Kingdom of Sweden.

We consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose without our prior written consent.

Yours faithfully,

/s/ Svalner Skatt & Transaktion KB

Fredrik Sandefeldt	Viktor Sandberg

Svalner Skatt & Transaktion KB   |   Smålandsgatan 16   |   SE-111 46 Stockholm
Phone: +46-8-528 01 250   |   Fax: +46-8-528 01 260   |   E-mail: stockholm@svalner.se